NOTICE
(Notice of Waiver of Rights)

PLEASE READ THIS NOTICE AND THE ACCOMPANYING SEPARATION AGREEMENT CAREFULLY. BE ADVISED THAT THE SEPARATION AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS YOU MAY HAVE AGAINST ENSCO PLC (“Ensco” or the “Company”).

Pursuant to the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, Ensco hereby advises you of the following:

1.	You are advised to have the attached Agreement reviewed by an independent attorney of your choosing before executing the Agreement.

2.
If you sign the attached Agreement, you will be releasing all claims relating to, and arising from, your association with Ensco, including claims, if any, under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act, each as they may have been amended as of the date of the Agreement, except that you will not waive rights or claims that may arise after the date you execute the Agreement.

3.	You have twenty-one (21) days from the date of receipt to review the attached Agreement, execute the same, and return it to the Company.

4.
If you sign the attached Agreement, you may revoke your agreement to the terms of the Agreement within seven (7) days following its execution by you. The Agreement will not become effective until after the seven (7) days have expired (the “Revocation Date”).

5.
If you do not return the Agreement, executed where indicated, within twenty-one (21) days or if you revoke the Agreement during the seven (7)-day revocation period, there will be no “agreement,” and you will receive nothing from the Company.

6.
By executing the attached Agreement, you represent that you fully understand all provisions of this Notice and the attached Agreement and that you understand the consequences of executing the same and that you have entered into the Agreement knowingly and voluntarily.

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”), is being entered into by and between Kevin C. Robert (the “Employee”), and Ensco plc (“Ensco” or the “Company”), on the following terms:

WHEREAS, Employee has been notified by the Company that his employment with the Company and its subsidiaries is being terminated effective on 10 January 2014 (the “Termination Date”) under certain terms set forth herein;

WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee’s termination by the Company;

WHEREAS, Employee is being given at least twenty-one (21) days to consider the terms of this Agreement;

WHEREAS, Employee may revoke this Agreement within seven (7) days of his execution;

WHEREAS, Employee has been advised in writing to consult with independent counsel with respect to the terms, meaning and effect of this Agreement before executing this Agreement, and Employee has had an opportunity to do so;

WHEREAS, the Company and Employee desire to resolve any and all matters related to Employee’s employment or service with/to the Company, including, without limitation, all outstanding issues and/or disputes between them; and

WHEREAS, Employee understands that the Company regards the above recitals as material and that the Company is relying upon these recitals by Employee in entering into this Agreement.

NOW, THEREFORE, Employee and the Company, for and in consideration of the foregoing recitals and the terms and conditions set forth in this Agreement, agree as follows:

I. DEFINITIONS

1.1	“Board” means the board of directors of the Company, as duly elected from time to time.

1.2
“Committee” means the Compensation Committee of the Board, the Executive Compensation Subcommittee of the Compensation Committee of the Board or such other Committee or subcommittee as may be appointed by the Board from time to time, which shall be comprised solely of two or more persons who are disinterested directors within the meaning of the 2005 LTIP.

1.3
“Company” means and includes Ensco plc, and all of its predecessors, successors, parents, subsidiaries, divisions, affiliated companies, owners, members, partners, partnerships, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans and plan fiduciaries, whether in their individual or official capacities.

1.4
“Confidential Information” includes, without limitation, all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which has been or is being developed by Employee alone, with others or by others; marketing information; the identity of customers and customer contacts; the identity of prospective customers and prospective customer contacts; any terms, conditions, guidelines or other information pertaining to the Company’s contracts, whether such contracts are expired, current or prospective, including, without limitation, the prospective contracts for ENSCO DS-8, ENSCO DS-9 and ENSCO DS-10; bidding information, processes and strategies; pricing methods and cost information; procedures, systems, forms and techniques used in monitoring the business; financial information; information regarding the Company’s claims and contingencies, including the Company’s position and strategy with respect to any disputes; the Company’s investments, programs, plans, manners and methods of operation, negotiating positions and strategies, and other information regarding potential strategic alliances; organizational charts; identities, credentials, contact information or whereabouts of employees and contractors; tax structures; governance structures; information regarding the Company’s joint ventures and other business partners, including, without limitation, its intermediaries and agents; and other information or documents that the Company requires to be maintained in confidence; provided, however, that it does not include information that is in the public domain or becomes part of the public domain through no fault of Employee.

1.5	“Effective Date” means the date on which this Agreement is executed by the parties hereto.

1.6	“2005 ECIP” means the Company’s 2005 Cash Incentive Plan, as amended from time to time.

1.7	“2005 LTIP” means the Company’s 2005 Long-Term Incentive Plan, as amended from time to time.

1.8	“2012 LTIP” means the Company’s 2012 Long-Term Incentive Plan, as amended from time to time.

II.    SEPARATION PACKAGE

2.1
Employee shall have until twenty-one (21) calendar days after the date this Agreement was furnished to him to consider whether to sign this Agreement. In consideration for Employee’s execution of and compliance with this Agreement, including but not limited to the provisions of Article IV, the Company shall provide the consideration set forth in this Article II. The Company’s obligation to make any further payments or provide benefits under this Agreement shall cease in the event that Employee revokes his execution of this Agreement or fails to comply with the terms of this Agreement.

2.2
After the Termination Date, Employee agrees not to make any disparaging comments about the Company, or any current or former officer, director, or employee of the Company, or any affiliate, or to take any action (or assist any person in taking any other action), in each case, that is materially adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company; provided, however, that nothing in this Agreement shall apply to restrict in any way the communication of information by Employee to any state or federal law enforcement agency or require notice to the Company thereof, and Employee will not be in breach of the covenant contained above solely by reason of his testimony which is compelled by process of law. After the Termination Date, the Company and its managing agents authorized to speak on its behalf agree to refrain from making any disparaging comments about Employee; provided, however, that nothing in this Agreement shall apply to restrict in any way the communication of information by the Company to any state or federal law enforcement agency or require notice to Employee thereof, and the Company will not be in breach of the covenant contained above solely by reason of the testimony of the Company’s managing agents which is compelled by process of law.

2.3
Not later than fifteen (15) business days after the Termination Date, the Company will pay Employee all regular pay due through the Termination Date, less withholdings required by state and/or federal law. Employee agrees that this payment includes all accrued employment benefits payable to Employee, including without limitation all salary, wages, compensation, accrued and unpaid vacation leave, and any other paid time off earned and owed through his last day of employment.

2.4
Provided that Employee executes and does not revoke a release, in the form attached as Exhibit A and executes the resignation letter in the form attached as Exhibit B, after the Termination Date, the Company agrees to pay Employee, not later than fifteen (15) business days after the Revocation Date, the amount of $440,380.00, less withholdings required by state and/or federal law, which is the approximate value of the Class A Ordinary Shares of the Company (based on the current value of such Shares) with respect to which Employee would have become vested on 1 June 2014 under the restricted share award granted under the 2005 LTIP to Employee on 1 June 2011 if his employment with the Company had continued through 1 June 2014. Employee agrees that he shall not be eligible to participate in and receive a severance benefit under any Company severance plan, policy, or program. All unvested restricted share awards shall be forfeited pursuant to the terms of the 2005 LTIP and the 2012 LTIP, as applicable.

2.5
In exchange for the mutual promises contained herein, the Company represents to Employee that the Committee will take all actions pursuant to the provisions of the 2005 LTIP necessary to provide for acceleration as of the Termination Date of Employee’s eligibility (but not the time) for payment under the performance unit award granted to Employee on 1 June 2011 of the amount certified by the Committee at its next meeting which certified amount will be paid to Employee at the time specified in the 2005 LTIP. All other unvested performance unit awards shall be forfeited pursuant to the terms of the 2005 LTIP and the 2012 LTIP.

2.6
In exchange for the mutual promises contained herein, the Company represents to Employee that the Committee will take all actions pursuant to the provisions of the 2005 ECIP necessary to provide for acceleration as of the Termination Date of Employee’s eligibility (but not the time) for payment of Employee’s annual performance bonus under the 2005 ECIP for the 2013 performance period of the amount certified by the Committee at its next meeting which certified amount will be paid to Employee at the time specified in the 2005 ECIP.

2.7
Employee may exercise, trade or otherwise divest vested NSOs in accordance with the 2005 LTIP and the specific NSO award agreements. All unvested NSOs shall be forfeited and cease to be exercisable in accordance with the terms of the specific NSO award agreements.

2.8
The parties acknowledge that the Separation Package described in this Article II constitutes a reasonable settlement or compromise to any amount which Employee may claim or be entitled to as part of Employee’s employment and/or as a result of the termination of Employee’s employment with the Company, and the parties acknowledge that the consideration set forth in this Agreement constitutes additional consideration above and beyond which Employee is or otherwise would be entitled.

III.    GENERAL TERMS

3.1	On the Termination Date, Employee will cease to be employed by the Company, and will end all legal relationships with the Company, however denominated.

3.2
Employee and the Company agree to report, for income tax purposes, the payment and receipt of the Separation Package. Each party shall bear their respective tax liabilities, if any, arising from this Agreement.

3.3
It is expressly understood and agreed that any liability claimed by Employee is disputed and denied, and that this Agreement is not to be construed as an admission of liability by the Company, as any and all liability, except as stated in this Agreement, is expressly denied.

3.4
Employee acknowledges and understands that he is waiving any and all rights or claims Employee may have arising out of Employee’s employment relationship or service with/to the Company and/or termination thereof which arises on or before the date Employee executes this Agreement.

IV.    COVENANTS OF EMPLOYEE

4.1
Subject to the provisions of Section 4.5 below, Employee for Employee, Employee’s heirs, executors, spouse, guardians, administrators, and successors and assigns, and anyone who has or had rights by or through Employee, hereby fully and forever releases, acquits and discharges the Company of and from any and all actual or potential claims, demands, complaints, judgments, charges or grievances, damages, expenses, attorney’s fees, actions and causes of action which Employee can, shall or may have arising out of or in any way relating, directly or indirectly, to any act, omission, or conduct whatsoever, by or attributable to the Company or any of its subsidiaries, divisions, or affiliated companies, or any of their respective owners, members, partners, assigns, officers, directors, employees, insurers, shareholders, agents, employee benefit plans or plan fiduciaries, whether in their individual or official capacities, which may have occurred or has been committed in the past or present up to and including the date Employee executes this Agreement, whether such actual or potential claims demands, actions, causes of action, charges, or grievances are known or unknown, whether pending or threatened, whether matured or inchoate, whether accrued or unaccrued, whether now existing or hereafter arising, related in any way to the relationship of Employee with the Company or the termination of such relationship, and as to any matter which could have been asserted in any suit, arbitration, tribunal, quorum, proceeding, committee, agency, department, or body, whether it be state, federal, or local, and whether the nature of it be adjudicatory, legislative, executive, or otherwise.

4.2
Employee covenants that this Agreement includes, but is not limited to, a release of any claim for monetary damages or relief arising out of or related to the following: (a) any claim for any wages, salary, compensation, vacation pay, paid leave or other remuneration of any kind; (b) any claim for additional or different compensation or benefits of any sort; (c) any claim of retaliation or discrimination on the basis of race, sex, religion, marital status, sexual preference, age, national origin, handicap or disability, veteran status, or special disabled veteran status; (d) any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Texas Commission on Human Rights and/or the Equal Employment Opportunity Commission, and any amendments to such statutes; (e) any and all state wage payment and unemployment laws; (f) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (g) any claim for personal injury or property damage; (h) any claim for defamation, invasion of privacy, negligence, breach of fiduciary duty, fraud or misrepresentation; (i) any claim arising under any anti-retaliation or whistleblower provisions of any state or federal law; (j) any claim based on any other federal and/or state laws and/or regulations related to and/or addressing employment and separation from employment; and (k) any claim based on any other statutory prohibition or any other tort.

4.3	Employee represents that Employee has read and understands this Agreement and the release of claims agreed to herein and that rights and claims under the Age

Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefits Protection Act, as amended, are among the rights and claims against the Company that Employee is releasing.

4.4
Employee is not releasing any rights or claims arising after the date that Employee executes this Agreement; provided, however, that Employee acknowledges and agrees that the release contained herein includes any claims related to his separation from employment with the Company.

4.5
Notwithstanding anything to the contrary provided in this Article IV, Employee is not releasing any right to: (a) any vested benefit under any employee benefit plan, as defined by the Employee Retirement Income Security Act of 1974, as amended, (b) any rights to COBRA continuation coverage, or (c) any rights provided in this Agreement. Further, nothing in this Agreement shall affect the Equal Employment Opportunity Commission’s (“EEOC”) rights and responsibilities to enforce any law under its jurisdiction, nor shall anything in this Agreement be construed as a basis for interfering with Employee’s right to file a timely charge with, or participate in an investigation or proceeding conducted by, the EEOC or any other fair employment practices agency; provided, however, if the EEOC or any other agency or person commences an investigation or pursues any type of claim on Employee’s behalf, Employee specifically waives and releases his right, if any, to recover any monetary or other benefits of any sort whatsoever arising from any such investigation or claim, nor will Employee seek or accept reinstatement to his former position with the Company.

4.6
Employee stipulates and agrees that: (1) Employee has no work‑related physical or mental injury incurred or sustained during Employee’s employment with the Company, or any other “injury” as defined in the Texas Labor Code; (2) Employee is not a “prevailing party” under 42 U.S.C. 2000e‑5(k), 42 U.S.C. 1988, the Texas Labor Code, or any other federal, state or local law; and (3) Employee has not filed or authorized the filing of any complaints, charges, or lawsuits against the Company with any court or agency, nor has Employee assigned to any third party or member of Employee’s family any right of Employee to pursue any complaint, charge, lawsuit or claim against the Company.

4.7
Employee acknowledges and agrees that during his employment, he acquired Confidential Information. Therefore, Employee agrees that in order to protect the Company’s Confidential Information and the Company’s legitimate business interests, it is necessary to enter into the restrictive covenants set forth in this Section 4.7 (collectively, the “Restrictive Covenants”).

a.
Employee agrees that (i) he will not at any time after the Termination Date, directly or indirectly, divulge, disclose or communicate any Confidential Information to any person, firm, corporation or entity in any manner whatsoever, except for such disclosures by Employee that are required by law or any valid order or other process issued by any court or administrative agency or self-regulating organization; and (ii) he shall not fail to return to the Company all records, notes, files, drawings, documents, plans and like items, and all copies thereof, relating to or containing or disclosing Confidential Information that are in Employee’s possession or otherwise in his control, whether or not requested to do so by the Company.

b.
Employee agrees that for a period of one (1) year following the Termination Date, Employee will not, either directly or indirectly, hire, call on, solicit, divert, or take away, or attempt to call on, solicit, divert, or take away any of the employees, officers, subcontractors, suppliers or customers of the Company, or the patronage of any employees, subcontractors, suppliers or customers of the Company, or encourage any employees, officers, subcontractors, suppliers or customers of the Company to terminate their relationship with the Company or otherwise interfere with or disturb the relationship existing between the Company and its employees or customers. Employee recognizes that such solicitation would constitute tortious interference with contract and tortious interference with a business relationship as well as a breach of this Agreement.

c.
The Restrictive Covenants shall survive any expiration or termination of this Agreement and the termination of Employee’s employment with the Company. If Employee violates any of the Restrictive Covenants, the restrictive period shall be suspended and will not run in favor of Employee from the time of the commencement of any such violation until the time when the Employee cures the violation to the Company’s satisfaction.

d.
Employee acknowledges that the Restrictive Covenants, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests and that any violation of the Restrictive Covenants would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Employee of any Restrictive Covenant, the Company shall be entitled (without the necessity of posting bond in excess of $1,000 against such breach or threatened breach) to a temporary restraining order, temporary injunction, and permanent injunction restraining Employee from the commission of any breach, merely by proving (by a preponderance of the evidence) the existence of such breach, or threatened breach and without the necessity of proving either inadequate remedy at law or irreparable harm, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, specific performance, attorneys’ fees, and costs. The Restrictive Covenants shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants.

e.
The Parties agree that if a court should decline to enforce any of the Restrictive Covenants, such affected provisions shall be deemed to be modified to restrict the competitive activity to the maximum extent in time, scope, and geography, which the court shall find enforceable.

f.
The Parties agree and stipulate that: (i) the Restrictive Covenants are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company and do not impose a greater restraint than is necessary to protect the legitimate business interests of the Company; (ii) the consideration and Confidential Information provided by the Company to Employee is not illusory; and (iii) the Company would not have entered into this Agreement but for the agreement of Employee to be bound by the Restrictive Covenants.

g.
If it is determined by a court of competent jurisdiction in a final, nonappealable order that Employee has willfully and materially engaged in an activity in violation of Section 4.7 during or within one year after the Termination Date, then Employee shall repay to the Company, or its designee, within five (5) business days of receipt of written demand therefor, an amount in good funds equal to any cash payments received by Employee pursuant to Sections 2.4 – 2.6.

4.8
Should Employee in any manner, whether directly or indirectly, fail to perform any covenant of Employee provided herein or otherwise breach this Agreement in any respect, the Company shall have no further or continuing obligation to perform any covenants of the Company for which this Agreement provides, including payment of any sums for which this Agreement provides.

V.    MISCELLANEOUS

5.1
Employee acknowledges that he has carefully read this Agreement and that he has had a reasonable opportunity to review its terms with legal counsel of his choice. Employee further acknowledges that the Agreement is written in easily understood language and that he understands its terms, and that he freely and voluntarily executes and agrees to the terms and provisions of this Agreement.

5.2
This Agreement constitutes and contains the entire Agreement and understanding between the Parties and completely supersedes any and all prior agreements or understandings, verbal or written, pertaining to the employment relationship between the Parties, the termination thereof, or the rights, remedies, duties or obligations arising therefrom. Any waiver, alteration, or modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by the Company and Employee.

5.3
TO THE EXTENT PERMITTED BY LAW, THIS AGREEMENT SHALL IN ALL RESPECTS BE INTERPRETED, ENFORCED AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS, EXCEPT AS PREEMPTED BY FEDERAL LAW, AND EXCLUSIVE VENUE FOR ANY LEGAL PROCEEDINGS BROUGHT TO ENFORCE ITS PROVISIONS SHALL BE IN HARRIS COUNTY, TEXAS WHERE ONE OR MORE OF THE PARTIES’ OBLIGATIONS CREATED HEREUNDER ARE PERFORMABLE.

5.4
Should any provision of this Agreement be held invalid or unenforceable, such provision shall be ineffective to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining portions of this Agreement.

5.5
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, together, shall constitute one and the same instrument, but in making proof hereof, it shall never be necessary to exhibit more than one such counterpart.

5.6
The terms of this Agreement are and will remain confidential and Employee agrees not to discuss, publish or otherwise disclose or allow to be disclosed any of the terms hereof unless compelled or required to do so by a court or agency of competent jurisdiction. Employee also agrees to notify the Company in writing and in advance, of any forced disclosure(s) as set out in this paragraph.

5.7
By signing this Agreement, Employee acknowledges that additional facts may be discovered later relating to Employee’s employment or otherwise, but that it is the intention of Employee to fully, finally, and forever settle and release all of Employee’s matters, rights, claims, and any controversies whatsoever, known or unknown, which now exist or formerly have existed against the Company. Employee acknowledges that this Agreement shall be and will remain in effect as a full and complete general release of such matters, notwithstanding the discovery or existence of any additional or different facts unless such facts arise after the execution of this Agreement.

VI.    AGE DISCRIMINATION
PLEASE READ CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Pursuant to the Age Discrimination in Employment Act of 1967 (29 U.S.C. §626 et seq.) as amended, please be advised of the following:

6.1	Employee is advised to have the Agreement reviewed by an attorney by an independent attorney of Employee’s choosing before executing the Agreement.

6.2
Employee is releasing all claims relating to Employee’s termination under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefits Protection Act except rights or claims that may arise after the date Employee executes this Agreement.

6.3	Employee has a minimum of twenty-one (21) days from the date of receipt to review this Agreement and return it to the Company.

6.4	Employee may revoke this Agreement within seven (7) days of the execution thereof.

6.5
By executing this Agreement, Employee represents that Employee fully understands all provisions of the Agreement and understands the consequences of executing this Agreement and that Employee has entered into the Agreement knowingly and voluntarily.

EACH PARTY SIGNING THIS AGREEMENT ACKNOWLEDGES THAT THIS AGREEMENT COMPLETELY AND ADEQUATELY RESOLVES ALL DIFFERENCES BETWEEN THE PARTIES ARISING OUT OF EMPLOYEE’S EMPLOYMENT RELATIONSHIP WITH THE COMPANY AND EMPLOYEE’S RESIGNATION/TERMINATION THEREFROM AS WELL AS EMPLOYEE’S SERVICES TO THE COMPANY IN ANY OTHER CAPACITY.

Ensco plc

By:     /s/ Michael B. Howe                 /s/ Kevin C. Robert     __
Michael B. Howe                    Kevin C. Robert
Vice President – Human Resources            Employee

Date:	10 January 2014 Date: 10 January 2014

EXHIBIT A

10 January 2014

Re:    Release

Dear Kevin:

Pursuant to the Separation Agreement between you and Ensco plc dated 10 January 2014 (the “Separation Agreement”), this letter agreement sets forth a release of claims. Per the Separation Agreement, your employment with Ensco plc is terminated effective today. If you execute this letter agreement below and do not revoke it, you will receive the consideration described in Section 2.4 – 2.6 of the Separation Agreement.

•
In exchange for receiving the consideration in Section 2.4 – 2.6 of the Separation Agreement, you agree to irrevocably and unconditionally release the Company (as defined in the Separation Agreement) from any and all claims, (a) any claim for any wages, salary, compensation, vacation pay, paid leave or other remuneration of any kind; (b) any claim for additional or different compensation or benefits of any sort; (c) any claim of retaliation or discrimination on the basis of race, sex, religion, marital status, sexual preference, age, national origin, handicap or disability, veteran status, or special disabled veteran status; (d) any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Texas Commission on Human Rights and/or the Equal Employment Opportunity Commission, and any amendments to such statutes; (e) any and all state wage payment and unemployment laws; (f) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (g) any claim for personal injury or property damage; (h) any claim for defamation, invasion of privacy, negligence, breach of fiduciary duty, fraud or misrepresentation; (i) any claim arising under any anti-retaliation or whistleblower provisions of any state or federal law; (j) any claim based on any other federal and/or state laws and/or regulations related to and/or addressing employment and separation from employment; and (k) any claim based on any other statutory prohibition or any other tort.

•	You further agree that this Letter Agreement specifically incorporates all Sections of the Separation Agreement and that you continue to be obligated to follow those terms.

•
You may revoke this Agreement by notice to the Company, in writing, within seven (7) days of the date of its execution by you (the “Revocation Period”). You agree that you will not receive the consideration provided by in Section 2.4 – 2.6 of the Separation Agreement if you revoke this Agreement. You also acknowledge and agree that if the Company has not received from you notice of your revocation of this Agreement prior to the expiration of the Revocation Period, you will have forever waived your right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

By executing this letter agreement, you acknowledge that (a) you have had at least twenty-one (21) days to consider the terms of this Agreement and have considered its terms for that period of time or have knowingly and voluntarily waived your right to do so; (b) you have been advised by the Company to consult with an attorney regarding the terms of this Agreement; (c) you have consulted with, or have had sufficient opportunity to consult with, an attorney of your own choosing regarding the terms of this Agreement; (d) you have read this Agreement and fully understand its terms and their import; (e) except as provided by this Agreement, you have no contractual right or claim to the benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) you are entering into this Agreement voluntarily, of your own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
We at the Company wish you the best in your future endeavors.

Sincerely,

/s/ Michael B. Howe

Michael B. Howe

AGREED:

10 January 2014_     __             /s/ Kevin C. Robert     __

Date                            Kevin C. Robert

EXHIBIT B

KEVIN C. ROBERT
U.S.A. Passport No. XXXXXXXXX

Ensco plc
6 Chesterfield Gardens
London W1J 5BQ

Re: Resignation letter

Attention: Board of Directors

I hereby tender my resignation as the Senior Vice President – Marketing of Ensco plc and from all other director, managing officer and officer positions that I currently hold in the Ensco plc affiliated group of companies, including but not limited to the companies and positions listed on Annex A attached hereto, effective as of 10 January 2014.

Yours Respectfully,

/s/ Kevin C. Robert
KEVIN C. ROBERT

Copy: Brady K. Long, Vice President -
General Counsel and Secretary

Annex A

COMPANY	POSITION
Pride Foramer S.A.S.	Director General
Pride Forasol Drilling Nigeria Ltd.	Executive Chairman
Pride Forasol Drilling Nigeria Ltd.	Director
Pride Forasol S.A.S.	Director General
Pride Global Offshore Nigeria Limited	Director
Sonamer Perfuracoes Ltd.	Director – Class A